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                                  EXHIBIT (12)

                           DAYTON HUDSON CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED JANUARY 29, 1994

                             (MILLIONS OF DOLLARS)


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


                                          January 29,   January 30,   February 1,   February 2,   February 3,
                                             1994          1993          1992          1991          1990
                                         ------------  ------------  ------------  ------------  ------------
Earnings:
  Consolidated net earnings............       $  375        $  383         $ 301        $  412         $ 410
  Income taxes.........................          232           228           171           249           268
                                              ------        ------         -----        ------         -----
     Total earnings....................          607           611           472           661           678
                                              ------        ------         -----        ------         -----

Fixed charges:
  Interest expense.....................          459           454           421           333           283
  Dividends on preferred stock (pre-tax
     basis)............................           39            39            39            39             2
  Interest portion of rental expense...           45            43            39            46            45
                                              ------        ------         -----        ------         -----
     Total fixed charges...............          543           536           499           418           330

Less:
  Dividends on preferred stock (pre-tax
     basis)............................          (39)          (39)          (39)          (39)           (2)
  Capitalized interest.................           (5)           (6)          (11)           (8)          (10)
                                              ------        ------         -----        ------         -----

     Fixed charges in earnings.........          499           491           449           371           318
                                              ------        ------         -----        ------         -----

Earnings available for fixed charges...       $1,106        $1,102         $ 921        $1,032         $ 996
                                              ======        ======         =====        ======         =====

Ratio of earnings to fixed charges.....         2.04          2.06          1.85          2.47          3.02
                                              ======        ======         =====        ======         =====

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